Exhibit 99.1

ACE Limited ACE Global Headquarters 17 Woodbourne Avenue Hamilton HM 08 Bermuda	PO Box HM 1015 Hamilton HM DX Bermuda 441 295-5200 main 441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283 helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684 robert.grieves@ace-ina.com

LEO F. MULLIN JOINS ACE LIMITED BOARD OF DIRECTORS

HAMILTON, Bermuda — August 14, 2007 — ACE Limited (NYSE: ACE) announced today that Leo F. Mullin has been elected to its Board of Directors, effective immediately.

Between 1997 and 2004 Mr. Mullin was associated with Delta Air Lines where he was separately and concurrently Chairman, President and Chief Executive Officer. From 1995 to 1997 Mr. Mullin held the position of Vice Chairman of Unicom Corporation. Previously, Mr. Mullin served as President and Chief Operating Officer of First National Bank of Chicago and he has held senior positions with Consolidated Rail Corp. and McKinsey & Company. Since 2004, Mr. Mullin has served on a part time basis as a senior advisor to Goldman Sachs Capital Partners.

Mr. Mullin also currently serves as a director of Johnson & Johnson.

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, stated: “We are honored to welcome Leo Mullin to the Board of Directors of ACE. Leo has a broad and impressive record of accomplishment in the banking, transportation and energy industries. I’m confident given his deep knowledge and experience that Leo will make a significant contribution toward the governance of ACE.”

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

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